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                                                                    Exhibit 99.1

WEDNESDAY JUNE 17, 1:09 PM EASTERN TIME

COMPANY PRESS RELEASE

CYBERGUARD CORPORATION COMPLETES ACQUISITION OF ARCA
SYSTEMS, INC.

ARCA RECEIVES FIRST PROFESSIONAL SERVICES CONTRACT WITH ONE OF CYBERGUARD'S LARGEST FINANCE INDUSTRY CUSTOMERS

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--June 17, 1998--CyberGuard Corporation (NASDAQ: CYBG - news) has completed the previously announced acquisition of Arca Systems, Inc., a privately-held information security services firm headquartered in San Jose, California. Arca will be operated as a wholly owned subsidiary of CyberGuard Corporation headed by Bill Wilson, CyberGuard Corporate Vice President and President of the Arca Subsidiary. A Board of Directors has been established for the subsidiary that will initially include Mr. Wilson; Tommy Steele, CyberGuard President; Bill Murray, CyberGuard CFO; Lee Reiswig, CyberGuard Director; Jack Wool, Arca Chief Operating Officer; and will be chaired by Robert Carberry, CyberGuard CEO.

In a related announcement CyberGuard also indicated that Arca has received a contract to provide professional services to one of CyberGuard's largest financial industry customers. This work relates to the overall security assessment of the enterprise network and the deployment of firewalls within the network.

"With Arca's professional services offerings as part of CyberGuard's overall portfolio, customers can now be offered the complete security life-cycle of products, systems and services," said Robert L. Carberry, chairman and chief executive officer of CyberGuard Corporation. "We have seen an immediate benefit of this acquisition by extending an existing services contract with one of our largest finance industry customers to include Arca's network security analysis service. Arca will play a key role in driving the growth of CyberGuard's services revenues as well as contribute to the expansion of the e-Commerce and product businesses," added Carberry.

Under the agreement, CyberGuard will issue 590,000 shares of its Common Stock to Arca's shareholders in exchange for the entire equity interest in Arca. This brings CyberGuard's total shares outstanding to 9,400,000. The acquisition will be accounted for under the pooling of interests method.

About CyberGuard

CyberGuard Corporation (NASDAQ: CYBG - news) is a leading provider of enterprise security and electronic commerce solutions to Fortune 1000 companies and governments worldwide. CyberGuard's award winning, industrial-strength firewall and certificate authority products and services protect the integrity of data and applications from hackers and digital thieves. CyberGuard's

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newly acquired professional services subsidiary, Arca Systems, provides unparalleled security consulting expertise and conducts independent trusted product evaluations on behalf of the US Government's National Security Agency. The company has US headquarters in Ft. Lauderdale, Florida and branch offices worldwide. More information on CyberGuard Corporation can be found at http://www.cyberguard.com and http://www.tradewave.com and http://www.arca.com.

About Arca Systems

Arca Systems is a high-end security integration services firm specializing in practical applications of advanced security technology for information systems. The company provides its clients with the methods, tools, techniques and knowledge to securely process and communicate information. Arca has provided assistance, guidance, planning, methods and training to a wide variety of customers in private industry including Microsoft, Shell Oil, Harvard University, Novell, CheckFree and IBM, and government organizations such as the Internal Revenue Service, NATO and the Government of Italy. The company was recently issued one of the first provisional licenses to conduct independent trusted product evaluations on behalf of the U.S. Government's National
Security Agency. Arca, founded in 1987, has approximately 40 employees, and has headquarters in San Jose, CA, with facilities in Virginia, Maryland and Massachusetts. More information on Arca can be found at http://www.arca.com.

Note to Editors: CyberGuard Firewall is a trademark of CyberGuard Corporation. All other trademarks are property of their respective owners.

CONTACT:

         CyberGuard Corporation
         Lisa Thornhill
         Press and Investor Relations
         954/958-3904
         lthornhill@mail.cybg.com

         or

         RadCom Strategic Marketing
         Marianne Radwan
         561/988-5300